SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 22, 2004

Cooper Industries, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

1-31330	98-0355628

(Commission File Number)	(IRS Employer Identification No.)

600 Travis, Suite 5800, Houston, Texas	77002

(Address of Principal Executive Offices)	(Zip Code)

713/209-8400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 7. Financial Statements and Exhibits.

Exhibits
99.1	Cooper Industries, Ltd. (the “Company”) press release dated July 22, 2004 titled “Cooper Industries Reports Strong Second-Quarter Earnings of $.89 Per Share – Company raises annual earnings outlook.”

Item 12. Results of Operations and Financial Condition.

Second-Quarter Results of Operations

On July 22, 2004, the Company issued the press release attached hereto as Exhibit 99.1 setting forth the Company’s results of operations for the second quarter of 2004. The press release includes a reference to free cash flow, the Company’s net debt-to-total capitalization ratio, and operating earnings and earnings per share for the comparable periods in 2003 excluding income from the reversal of a restructuring accrual. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the press release.

Company management believes that the presentation of free cash flow provides investors an efficient means by which they can evaluate the Company’s capacity in the period to reduce debt, repurchase shares and make acquisitions or other investments. Management also uses free cash flow to assess the Company’s operating performance and includes free cash flow as a criteria for determining incentive compensation for key employees. Company management believes that the net debt-to-total capitalization ratio provides investors with a supplemental ratio that reflects the Company’s debt leverage if the Company were to use its cash balances to pay down debt. Finally, Company management believes that discussing operating earnings and earnings per share for the comparable periods in 2003, excluding income from the reversal of a restructuring accrual, provides investors with a more meaningful comparison of the Company’s operating results for 2004 and 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COOPER INDUSTRIES, LTD. (Registrant)
Date: July 22, 2004	/s/ Terry A. Klebe
Terry A. Klebe
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.
99.1	Cooper Industries, Ltd. (the “Company”) press release dated July 22, 2004 titled “Cooper Industries Reports Strong Second-Quarter Earnings of $.89 Per Share – Company raises annual earnings outlook.”